Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-120690 and No. 333-138448) of Blackbaud, Inc. of our report dated February 28, 2007, except as to Note 2, which is as of May 21, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
May 25, 2007